Exhibit 99.1

For Immediate Release

Mediacom Communications Announces Financial Results

for Second Quarter 2003 and Revises Full-Year 2003 Guidance

Middletown, NY — August 6, 2003 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported financial results for the three months ended June 30, 2003. For the second quarter of 2003, revenues increased by 9.3% to $252.2 million from $230.8 million in the second quarter of 2002. Operating cash flow for the second quarter increased by 9.2% to $104.7 million from $95.9 million, and operating income increased by 56.0% to $21.4 million from $13.7 million, as compared to the second quarter of 2002. Net loss for the second quarter of 2003 increased 1.8% to $38.2 million from $37.5 million in the second quarter of 2002.

“Mediacom Online’s continued strength and a good performance by our advertising division enabled us to deliver solid revenue and operating cash flow growth in the second quarter notwithstanding a greater-than-expected decline in basic subscribers,” said Rocco Commisso, Mediacom’s Chairman and CEO. “However, the unanticipated weakness in our core basic video business that we experienced toward the end of the second quarter has continued thus far in the third quarter, causing us to reduce our full-year 2003 guidance for basic subscribers, revenues and operating cash flow.” Please see the section of this press release entitled “Updated 2003 Guidance” for more information.

“At the same time, the near completion of our planned upgrade program is having an obvious and powerful impact on our capital expenditures, which dropped 25% year-over-year during the first half of 2003,” Mr. Commisso continued. “That trend is set to accelerate dramatically during the second half of the year as upgrade capital requirements decline further, positioning us to imminently turn free cash flow positive.”

Revenue Generating Units

Revenue Generating Units (RGUs) at June 30, 2003 were 2,179,000, an increase of 6.1% year-over-year after adjusting for 6,000 RGUs in a cable system the Company sold during the first quarter of 2003. The RGUs involved in the sale comprised 3,000 basic subscribers, 2,000 digital customers and 1,000 data customers. RGUs increased by 7,000 since the end of the first quarter of 2003.

Basic subscribers at June 30, 2003 were 1,560,000, a decrease of 24,000 since March 31, 2003. Adjusted for the first quarter 2003 sale, basic subscribers decreased by 22,000, or 1.4%, from the year-ago period.

Digital customers were 385,000 at June 30, 2003, an increase of 11,000 since March 31, 2003. Adjusted for the first quarter 2003 sale, digital customers increased by 17.7% year-over-year. Data customers were 234,000 at June 30, 2003, an increase of 20,000 since March 31, 2003. Adjusted for the first quarter 2003 sale, data customers increased by 62.5% year-over-year.

“We were pleased with our advanced service RGU growth during the second quarter,” Mr. Commisso continued. “Despite unfavorable seasonal trends, we added a combined 31,000 digital and high-speed data customers during the period—an increase of 72% versus the second quarter of 2002.”

Actual Results

Three Months Ended June 30, 2003

For the three months ended June 30, 2003, the Company reported total revenues of $252.2 million, an increase of 9.3% from $230.8 million recorded in the second quarter of 2002. Video revenues increased by 4.7%, to $214.1 million from $204.4 million, primarily due to basic rate increases largely associated with increases in the cost of basic programming services and to customer growth in the Company’s digital cable services, partially offset by a decline in basic subscribers and analog pay-TV units. Data revenues increased by 64.5%, to $27.3 million from $16.6 million, primarily due to customer growth in the Company’s high-speed Internet access service. Advertising revenues increased by 10.2%, to $10.8 million from $9.8 million, primarily due to an increase in the number of markets managed by the Company’s advertising sales division.

Operating cash flow (operating income before depreciation and amortization and non-cash stock charges) increased by 9.2% to $104.7 million from $95.9 million recorded in the second quarter of 2002. Operating income increased by 56.0% to $21.4 million from $13.7 million in the second quarter of 2002, as the increase in operating cash flow was partially offset by an increase in depreciation and amortization related to the continued upgrade of the Company’s cable systems.

Net loss increased by 1.8% to $38.2 million from $37.5 million in the second quarter of 2002, as the increase in operating income was offset by increases in interest expense and loss on derivatives in the second quarter of 2003, as compared to the year-ago period.

Six Months Ended June 30, 2003

For the six months ended June 30, 2003, the Company reported total revenues of $495.0 million, an increase of 9.9% from $450.3 million recorded in the first half of 2002. Video revenues increased by 5.4%, to $423.5 million from $401.9 million, primarily due to basic rate increases largely associated with increases in the cost of basic programming services and to customer growth in the Company’s digital cable services, partially offset by a decline in basic subscribers and analog pay-TV units. Data revenues increased by 69.4%, to $51.6 million from $30.4 million, primarily due to customer growth in the Company’s high-speed Internet access service. Advertising revenues increased by 10.9%, to $19.9 million from $18.0 million, primarily due to an increase in the number of markets managed by the Company’s advertising sales division.

Operating cash flow increased by 12.3% to $201.9 million from $179.7 million recorded in the first half of 2002. Operating income increased by 57.2% to $40.4 million from $25.7 million in the first half of 2002, as the increase in operating cash flow was partially offset by an increase in depreciation and amortization related to the continued upgrade of the Company’s cable systems.

Net loss decreased by 1.6% to $71.5 million from $72.7 million in the first half of 2002, as the increase in operating income was largely offset by an increase in interest expense and a loss on derivatives in the first half of 2003, as compared to a gain on derivatives in the year-ago period.

Capital Expenditure and Cable Network Data

For the six months ended June 30, 2003, the Company’s capital expenditures were $140.2 million, a decline of 25% from the corresponding period of 2002. At June 30, 2003, Mediacom’s digital cable service was available to approximately 98% of the entire basic subscriber base, and the Company was marketing high-speed Internet service in cable systems comprising about 95% of its total homes passed. As of the same date, approximately 98% of the Company’s cable network was upgraded to 550MHz to 870MHz bandwidth capacity and 96% of its homes passed were activated with two-way communications capability.

Financial Position

At June 30, 2003, the Company had total debt outstanding of $3.05 billion. As of the same date, the Company had unused credit facilities of about $795 million, approximately $663 million of which could be borrowed and used for general corporate purposes under the most restrictive covenants in the Company’s debt arrangements. As of the date of this press release, approximately 73% of the Company’s total debt is at fixed interest rates or subject to interest rate protection, and the Company’s weighted average cost of debt capital, including interest rate swap agreements, is approximately 6.4%.

Updated 2003 Guidance

The Company announced today that based on current trends in its core basic video business, it is making the following revisions to its full-year 2003 guidance:

1.	Basic subscribers are now expected to decline approximately 2% year-over-year. Prior guidance was a range of flat to a decrease of 1%.

2.	Revenues are now expected to increase approximately 8.5% to 9.5%. Prior guidance was for an increase of 10% to 11%.

3.	Operating cash flow is expected to increase approximately 8.0% to 9.0%. Prior guidance was for an increase of 11.3% to 12.3%. See Attachment 6 for a reconciliation of operating cash flow guidance to the most directly comparable GAAP financial measure.

Separately, the Company now expects 2003 capital expenditures to range from $230 million to $240 million, a decline from previous guidance of a range of $250 million to $270 million. As noted previously, the Company continues to expect to turn free cash flow positive during the second half of 2003.

Use of Non-GAAP Financial Measures

Operating cash flow and free cash flow are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines operating cash flow as operating income before depreciation and amortization and non-cash stock charges. The Company defines free cash flow as operating cash flow less interest expense, net and capital expenditures. Numerical disclosures of operating cash flow are provided in this press release, however, free cash flow is mentioned only in relative terms.

Operating cash flow is one of the primary measures used by management to evaluate the Company’s performance and to forecast future results. The Company believes the inclusion of operating cash flow in this press release is useful for investors because it enables them to assess the Company’s performance in a manner similar to the method used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies. A limitation of this measure, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. Operating cash flow also excludes non-cash stock charges. Historically, these expenses resulted from the vesting of equity grants made to certain members of management in 1999 and other events related to the Company’s initial public offering in February 2000. All such vesting was completed in 2002, and the Company does not expect to incur such non-cash stock charges in 2003.

Operating cash flow and free cash flow should not be regarded as alternatives to either operating income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The Company’s definitions of operating cash flow and free cash flow may not be comparable to similarly titled measures used by other companies. Reconciliations of operating cash flow to operating income, the most directly comparable GAAP financial measure, are presented in Attachments 5 and 6.

Teleconference

The Company will hold a teleconference to discuss its second quarter results today at 10:30 a.m. Eastern Time. A live broadcast of the Company’s teleconference can be accessed through the Company web site at www.mediacomcc.com. Participants should go to the Investor Relations link at least 10 minutes prior to the start time to register. The teleconference will be archived on the website.

Company Description

Mediacom Communications is the nation’s 8th largest cable television company and the leading cable operator focused on serving the smaller cities and towns in the United States. The Company’s cable systems pass approximately 2.73 million homes and serve about 1.56 million basic subscribers in 23 states. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, high-speed Internet access, video-on-demand and high-definition television. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continues” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statements include competition, increasing programming costs, changes in laws and regulations, the Company’s substantial debt and the other risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2002 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Attachments:	Contact:
(1) Actual Results – Three-Month Periods	Mark E. Stephan
(2) Actual Results – Six-Month Periods	Senior Vice President and
(3) Consolidated Balance Sheet Data	Chief Financial Officer
(4) Capital Expenditure Data	(845) 695-2640
(5) Reconciliation Data – Historical	mstephan@mediacomcc.com
(6) Reconciliation of Financial Guidance
(7) Summary Operating Statistics

(1)	Actual Results – Three-Month Periods

The table below presents actual results for the three-month periods ended June 30, 2003 and June 30, 2002.

MEDIACOM COMMUNICATIONS CORPORATION

Consolidated Statements of Operations

(All amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Percent Change
	2003	2002
Video	$214,148	$204,445	4.7%
Data	27,290	16,587	64.5
Advertising	10,756	9,760	10.2

Total revenues	$252,194	$230,792	9.3%
Service costs	95,692	89,082	7.4
SG&A expenses	47,882	42,617	12.4
Corporate expenses	3,908	3,159	23.7
Depreciation and amortization	83,312	81,707	2.0
Non-cash stock charges	—	505	NM

Operating income	21,400	13,722	56.0

Interest expense, net	48,883	46,599	4.9
Loss on derivatives, net	8,624	1,716	NM
Other expenses	1,838	2,869	(35.9)

Net loss before income taxes	(37,945)	(37,462)	1.3
Provision for income taxes	213	25	NM

Net loss	$(38,158)	$(37,487)	1.8%

Basic and diluted loss per share	$(0.32)	$(0.31)

Weighted average common shares outstanding	118,632	119,942

Operating cash flow (a)	$104,712	$95,934	9.2%
Operating cash flow margin (b)	41.5%	41.6%
Operating income margin (c)	8.5%	5.9%

(a)	See Attachment (5) Reconciliation Data-Historical for a reconciliation of operating cash flow to operating income.

(b)	Represents operating cash flow as a percentage of revenues.

(c)	Represents operating income as a percentage of revenues.

(2)	Actual Results – Six-Month Periods

The table below presents actual results for the six-month periods ended June 30, 2003 and June 30, 2002.

MEDIACOM COMMUNICATIONS CORPORATION

Consolidated Statements of Operations

(All amounts in thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,		Percent Change
	2003	2002
Video	$423,459	$401,911	5.4%
Data	51,574	30,444	69.4
Advertising	19,936	17,984	10.9

Total revenues	$494,969	$450,339	9.9%
Service costs	190,202	180,752	5.2
SG&A expenses	95,253	83,596	13.9
Corporate expenses	7,607	6,244	21.8
Depreciation and amortization	161,478	152,565	5.8
Non-cash stock charges	—	1,463	NM

Operating income	40,429	25,719	57.2

Interest expense, net	97,589	93,286	4.6
Loss (gain) on derivatives, net	9,716	(853)	NM
Other expenses	4,235	5,913	(28.4)

Net loss before income taxes	(71,111)	(72,627)	(2.1)
Provision for income taxes	413	50	NM

Net loss	$(71,524)	$(72,677)	(1.6)%

Basic and diluted loss per share	$(0.60)	$(0.61)

Weighted average common shares outstanding	118,579	119,917

Operating cash flow (a)	$201,907	$179,747	12.3%
Operating cash flow margin (b)	40.8%	39.9%
Operating income margin (c)	8.2%	5.7%

(a)	See Attachment (5) Reconciliation Data-Historical for a reconciliation of operating cash flow to operating income.

(b)	Represents operating cash flow as a percentage of revenues.

(c)	Represents operating income as a percentage of revenues.

(3)	Consolidated Balance Sheet Data

MEDIACOM COMMUNICATIONS CORPORATION

Consolidated Balance Sheet Data

(Dollars in thousands)

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$42,906	$31,224
Investments	2,983	4,070
Accounts receivable, net	58,224	56,205
Prepaid expenses and other assets	14,613	10,278

Total current assets	118,726	101,777
Inventory, net	18,146	18,795
Property, plant and equipment, net	1,449,068	1,465,034
Intangible assets, net	2,059,385	2,072,404
Other assets, net	42,749	45,964

Total assets	$3,688,074	$3,703,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$278,953	$271,260
Deferred revenue	35,477	33,261
Current portion of long-term debt	4,130	2,211

Total current liabilities	318,560	306,732
Long-term debt, less current portion	3,045,800	3,017,000
Other non-current liabilities	48,174	33,701
Total stockholders’ equity	275,540	346,541

Total liabilities and stockholders’ equity	$3,688,074	$3,703,974

Note:  Certain amounts in the 2002 balance sheet have been reclassified for comparison purposes.

(4)	Capital Expenditure Data

MEDIACOM COMMUNICATIONS CORPORATION

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Customer premise equipment	$50,700	$40,200
Scalable infrastructure	20,700	15,100
Line extensions	11,500	15,400
Upgrade/Rebuild	37,200	104,100
Support capital	20,100	12,100

Total	$140,200	$186,900

(5)	Reconciliation Data—Historical

Mediacom Communications Corporation

Reconciliation of Operating Cash Flow to Operating Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,
	2003	2002
Operating cash flow	$104,712	$95,934
Depreciation and amortization	(83,312)	(81,707)
Non-cash stock charges	—	(505)

Operating income	$21,400	$13,722

	Six Months Ended June 30,
	2003	2002
Operating cash flow	$201,907	$179,747
Depreciation and amortization	(161,478)	(152,565)
Non-cash stock charges	—	(1,463)

Operating income	$40,429	$25,719

(6)	Reconciliation of Financial Guidance

MEDIACOM COMMUNICATIONS CORPORATION

Reconciliation of Financial Guidance

(All amounts in thousands)

	2003 Guidance Range
Operating cash flow	$406,700	–	$410,500
Depreciation and amortization	(335,000)	–	(325,000)

Operating income	$71,700	–	$85,500

(7)	Summary Operating Statistics

MEDIACOM COMMUNICATIONS CORPORATION

	Actual June 30, 2003	Actual March 31, 2003	Actual June 30, 2002
Homes passed	2,732,000	2,725,000	2,692,000
Basic subscribers(a)	1,560,000	1,584,000	1,585,000
Basic penetration	57.1%	58.1%	58.9%
Average monthly revenues per basic subscriber(b)	$53.48	$50.96	$48.31

Digital Cable
Digital-ready basic subscribers	1,535,000	1,545,000	1,450,000
Digital customers(a)	385,000	374,000	329,000
Digital penetration	25.1%	24.2%	22.7%

Data
Data-ready homes passed	2,626,000	2,575,000	2,110,000
Data-ready homes marketed	2,598,000	2,450,000	1,880,000
Data customers(a)	234,000	214,000	145,000
Data penetration	9.0%	8.7%	7.7%

Revenue Generating Units(c)	2,179,000	2,172,000	2,059,000
Customer Relationships(d)	1,582,000	1,603,000	1,599,000

Percentage of cable network upgraded	98%	97%	85%

(a)	During the three months ended March 31, 2003, the Company sold a cable system serving approximately 3,000 basic subscribers, 2,000 digital customers and 1,000 data customers. No adjustments have been made to the actual June 30, 2002 summary operating statistics to reflect this sale.

(b)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

(c)	Represents the sum of basic subscribers, digital customers and data customers.

(d)	The total number of customers that receive at least one level of service, encompassing video and data services, without regard to which service(s) customers purchase.